Exhibit 99.16

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(unaudited data, millions of dollars)
	September		April to September			December 2018 update
	2017	2018	2017-2018	2018-2019	Change (%)	2018-2019	Change (%)
GENERAL FUND
Revenue
Own-source revenue	6 038	5 973	30 102	31 765	5.5	63 391	2.2
Federal transfers	1 714	1 742	10 027	10 463	4.3	21 040	4.8
Total revenue	7 752	7 715	40 129	42 228	5.2	84 431	2.9
Expenditure
Program spending	–6 054	–6 230	–34 329	–35 980	4.8	–76 490	5.6
Debt service	–598	–558	–3 546	–3 390	–4.4	–6 878	–3.8
Total expenditure	–6 652	–6 788	–37 875	–39 370	3.9	–83 368	4.8

NET RESULTS OF CONSOLIDATED ENTITIES(2)
Non-budget-funded bodies and special funds(3)	144	45	716	1 113	—	567	—
Health and social services and education networks(4)	—	21	—	10	—	20	—
Generations Fund	171	200	1 027	1 355	—	2 851	—
Total consolidated entities	315	266	1 743	2 478	—	3 438	—
SURPLUS (DEFICIT)	1 415	1 193	3 997	5 336	—	4 501	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–171	–200	–1 027	–1 355	—	–2 851	—
BUDGETARY BALANCE(5)	1 244	993	2 970	3 981	—	1 650	—

CHANGE IN THE BUDGETARY BALANCE IN 2018-2019

The cumulative results at September 30, 2018 showed a budgetary surplus of $4.0 billion.

  In comparison, the Update on Québec’s Economic and Financial Situation shows a budgetary surplus of $1.7 billion for the year 2018-2019.

On the basis of the new forecasts established in December 2018, it is anticipated, for the period from October 2018 to March 2019, that:

  the revenue and expenditure of the General Fund will show a deficit of $1.6 billion on account of an anticipated slowdown in the growth of own-source revenue and an upcoming acceleration of growth in program spending;

  bodies and special funds will incur a deficit of $515 million.

In addition, the annual budgetary balance makes provision for the implementation of the December 2018 initiatives, totalling $229 million.

CHANGE IN THE BUDGETARY BALANCE ACCORDING TO THE UPDATE ON QUÉBEC'S ECONOMIC AND FINANCIAL
SITUATION
(millions of dollars)
2018-2019
MONTHLY REPORT ON FINANCIAL TRANSACTIONS AT SEPTEMBER 30, 2018(5)	3 981
Upcoming results for October 2018 to March 2019
– Achievement of annual revenue and expenditure forecasts – General Fund	–1 586
– Achievement of the net result forecast for bodies and special funds	–515
– December 2018 initiatives	–229
Subtotal	–2 331
BUDGETARY BALANCE – DECEMBER 2018 UPDATE(5)	1 650

Note: Totals may not add due to rounding.

GENERAL FUND REVENUE

For September 2018, General Fund revenue reached $7.7 billion, a decrease of $37 million compared to September 2017.

  Own-source revenue reached $6.0 billion, a decrease of $65 million, or 1.1%, compared to September 2017.

  Federal transfers amounted to $1.7 billion, up $28 million compared to September 2017.

For the period from April 1 to September 30, 2018, General Fund revenue totalled $42.2 billion, an increase of $2.1 billion, or 5.2%, compared to September 30, 2017.

  Own-source revenue stood at $31.8 billion, up $1.7 billion, or 5.5%, from last year.

– This increase is due primarily to growth in corporate taxes ($469 million), consumption taxes ($440 million) and personal income tax ($372 million).

  Federal transfers amounted to $10.5 billion, up $436 million compared to September 30, 2017.

– This growth stems primarily from a $325-million increase in equalization revenue.

GENERAL FUND REVENUE
(unaudited data, millions of dollars)
	September			April to September
Revenue by source	2017	2018	Change (%)	2017-2018	2018-2019	Change (%)
Own-source revenue excluding
revenue from government enterprises
Income and property taxes
Personal income tax	2 784	2 717	–2.4	11 481	11 853	3.2
Contributions for health services	740	707	–4.5	3 703	3 884	4.9
Corporate taxes	261	352	34.9	2 355	2 824	19.9
Consumption taxes	1 933	1 851	–4.2	10 073	10 513	4.4
Other sources	103	140	35.9	847	930	9.8
Total own-source revenue excluding
revenue from government enterprises	5 821	5 767	–0.9	28 459	30 004	5.4
Revenue from government enterprises	217	206	–5.1	1 643	1 761	7.2
Total own-source revenue	6 038	5 973	–1.1	30 102	31 765	5.5
Federal transfers
Equalization	924	978	5.8	5 541	5 866	5.9
Health transfers	561	535	–4.6	3 093	3 171	2.5
Transfers for post-secondary education
and other social programs	169	137	–18.9	853	809	–5.2
Other programs	60	92	53.3	540	617	14.3
Total federal transfers	1 714	1 742	1.6	10 027	10 463	4.3
TOTAL	7 752	7 715	–0.5	40 129	42 228	5.2

GENERAL FUND EXPENDITURE

For September 2018, General Fund expenditure totalled $6.8 billion, up $136 million, or 2.0%, compared to the same period the previous fiscal year.

  Program spending rose by $176 million, or 2.9%, to $6.2 billion.

– The most significant change was in the Education and Culture mission ($227 million).

  Debt service amounted to $558 million, a decrease of $40 million compared to last year.

For the period from April 1 to September 30, 2018, General Fund expenditure totalled $39.4 billion, up $1.5 billion compared to the same period the previous fiscal year.

  Program spending rose by $1.7 billion, or 4.8%, reaching $36.0 billion.

– The most significant changes were in the Education and Culture mission ($623 million), the Health and Social Services mission ($616 million) and the Economy and Environment mission ($393 million).

  Debt service amounted to $3.4 billion, a decrease of $156 million compared to last year.

GENERAL FUND EXPENDITURE
(unaudited data, millions of dollars)
	September				April to September
Expenditure by mission	2017	(6)	2018	Change (%)	2017-2018(6)	2018-2019	Change (%)
Program spending
Health and Social Services	2 815		2 843	1.0	17 980	18 596	3.4
Education and Culture	1 977		2 204	11.5	8 362	8 985	7.5
Economy and Environment	438		347	–20.8	2 580	2 973	15.2
Support for Individuals and Families	526		503	–4.4	3 108	3 200	3.0
Administration and Justice	298		333	11.7	2 299	2 226	–3.2
Total program spending	6 054		6 230	2.9	34 329	35 980	4.8
Debt service	598		558	–6.7	3 546	3 390	–4.4
TOTAL	6 652		6 788	2.0	37 875	39 370	3.9

CONSOLIDATED ENTITIES

For September 2018, the results of consolidated entities showed a surplus of $266 million. These results include:

  a deficit of $71 million for special funds;

  dedicated revenues of $200 million for the Generations Fund;

  a surplus of $116 million for non-budget-funded bodies;

  a surplus of $21 million for the health and social services and education networks.

For the period from April 1 to September 30, 2018, the results of consolidated entities showed a surplus of $2.5 billion. These results include:

  a surplus of $492 million for special funds;

  dedicated revenues of $1.4 billion for the Generations Fund;

  a surplus of $621 million for non-budget-funded bodies;

  a surplus of $10 million for the health and social services and education networks.

DETAILS OF THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(unaudited data, millions of dollars)
	September 2018
				Transfers
			Specified	(expenditures)	Non-budget-	Health and
	Special	Generations	purpose	related to the	funded	education		Consolidation
	funds	Fund	accounts	tax system	bodies	networks (4)	Total	adjustments (7)	Total
Revenue	1 048	200	25	368	2 066	—	3 707	–2 129	1 578
Expenditure
Expenditure	–936	—	–25	–368	–1 906	21	–3 214	2 053	–1 161
Debt service	–183	—	—	—	–44	—	–227	76	–151
Subtotal	–1 119	—	–25	–368	–1 950	21	–3 441	2 129	–1 312
SURPLUS (DEFICIT)	–71	200	—	—	116	21	266	—	266

	April to September 2018
				Transfers
			Specified	(expenditures)	Non-budget-	Health and
	Special	Generations	purpose	related to the	funded	education		Consolidation
	funds	Fund	accounts	tax system	bodies	networks (4)	Total	adjustments (7)	Total
Revenue	6 854	1 355	499	3 092	12 352	—	24 152	–13 721	10 431
Expenditure
Expenditure	–5 202	—	–499	–3 092	–11 460	10	–20 243	13 238	–7 005
Debt service	–1 160	—	—	—	–271	—	–1 431	483	–948
Subtotal	–6 362	—	–499	–3 092	–11 731	10	–21 674	13 721	–7 953
SURPLUS (DEFICIT)	492	1 355	—	—	621	10	2 478	—	2 478

NET FINANCIAL SURPLUS (REQUIREMENTS)

Net financial surpluses (requirements) reflect the current budgetary balance, as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

For September 2018, the consolidated net financial surplus stood at $679 million, a $181-million decrease of the surplus over last year.

For the period from April 1 to September 30, 2018, the consolidated net financial surplus stood at $1.2 billion, a decrease of $632 million over the last year.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(unaudited data, millions of dollars)
	September			April to September
	2017	2018	Change	2017-2018	2018-2019	Change
GENERAL FUND
Revenue
Own-source revenue	6 038	5 973	–65	30 102	31 765	1 663
Federal transfers	1 714	1 742	28	10 027	10 463	436
Total revenue	7 752	7 715	–37	40 129	42 228	2 099
Expenditure
Program spending	–6 054	–6 230	–176	–34 329	–35 980	–1 651
Debt service	–598	–558	40	–3 546	–3 390	156
Total expenditure	–6 652	–6 788	–136	–37 875	–39 370	–1 495
NET RESULTS OF CONSOLIDATED ENTITIES(2)
Non-budget-funded bodies and special funds(3)	144	45	–99	716	1 113	397
Health and social services and education networks(4)	—	21	21	—	10	10
Generations Fund	171	200	29	1 027	1 355	328
Total consolidated entities	315	266	–49	1 743	2 478	735
SURPLUS (DEFICIT)	1 415	1 193	–222	3 997	5 336	1 339
Consolidated non-budgetary surplus (requirements)	–555	–514	41	–2 213	–4 184	–1 971
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	860	679	–181	1 784	1 152	–632

BUDGET FORECASTS FOR 2018-2019
(millions of dollars)
	March 2018		December 2018
	budget	Adjustments	update	(1)	Change (%)	(8)
Own-source revenue excluding revenue from
government enterprises
Income and property taxes
Personal income tax	23 238	484	23 722		3.7
Contributions for health services	7 382	132	7 514		0.1
Corporate taxes	6 038	374	6 412		5.2
Consumption taxes	19 578	295	19 873		3.7
Other sources	1 655	32	1 687		–1.5
Total own-source revenue excluding
revenue from government enterprises	57 891	1 317	59 208		3.2
Revenue from government enterprises	3 872	311	4 183		–10.2
Total own-source revenue	61 763	1 628	63 391		2.2
Federal transfers	21 044	–4	21 040		4.8
TOTAL GENERAL FUND REVENUE	82 807	1 624	84 431		2.9
Program spending
Health and Social Services	–38 541	—	–38 541		5.0	(9)
Education and Culture	–20 368	–61	–20 429		7.1	(9)
Economy and Environment	–5 716	–289	–6 005		1.8
Support for Individuals and Families	–6 529	–9	–6 538		4.6	(9)
Administration and Justice(10)	–5 715	738	–4 977		10.3
Total program spending	–76 869	379	–76 490		5.6
Debt service	–7 160	282	–6 878		–3.8
TOTAL GENERAL FUND EXPENDITURE	–84 029	661	–83 368		4.8
Net results of consolidated entities
Non-budget-funded bodies and special funds(3)	–339	906	567		—
Health and social services and education networks(4)	–26	46	20		—
Generations Fund	2 491	360	2 851		—
TOTAL CONSOLIDATED ENTITIES	2 126	1 312	3 438		—
SURPLUS (DEFICIT)	904	3 597	4 501		—
BALANCED BUDGET ACT					—
Deposits of dedicated revenues in the Generations Fund	–2 491	–360	–2 851		—
Use of the stabilization reserve	1 587	–1 587	—		—
BUDGETARY BALANCE(5)	—	1 650	1 650		—

Notes

(1)

The presentation of the budgetary information in this monthly report is consistent with that of the financial framework for the Fund and consolidated entities as published on page D.53 of the Update on Québec’s Economic and Financial Situation Fall 2018

(2)	Details of transactions by type of entity are presented on page 5 of this report.
(3)	These results include consolidation adjustments.
(4)	The results of the networks are presented according to the modified equity method of accounting.
(5)	Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve, where applicable.
(6)	Certain expenditures were reclassified between missions to take into account the transition to the 2018-2019 budgetary
(7)	Consolidation adjustments include the elimination of General Fund program spending.
(8)	This is the annual change compared to actual results in 2017-2018.
(9)

To assess growth in 2018-2019 based on comparable spending levels, the percentage changes for that year were calculated by from 2017-2018 expenditures, transfers from the provision for francization attributed to the Health and Social Services ($12 million) and the Support for Individuals and Families mission ($75 million) and including them in the 2017-2018 of the Education and Culture mission.

(10)	The amounts include the Contingency Fund reserve.

The next monthly report, which will present the results at October 31, 2018, will be published on January 11, 2019.

For more information, contact the Direction des communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.